                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  Echlin Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                  Echlin Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF ECHLIN INC. APPEARS HERE]

                                   November 14, 1997

Dear Fellow Shareowner:

  You are cordially invited to attend the Annual Meeting of Shareowners of Echlin Inc. to be held at the Company's offices at 100 Double Beach Road, Branford, Connecticut on December 17, 1997 at 10:00 a.m. We look forward to greeting personally those shareowners who are able to attend.

  The accompanying formal Notice of Annual Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

  We hope that you will be able to attend this meeting. However, if you are not planning to be present, please sign, date and promptly mail the enclosed proxy in the envelope provided to ensure that your vote will be received and counted.

  Thank you for your continued interest in Echlin.

                             Very truly yours,

     /s/ Trevor O. Jones                      /s/ Larry W. McCurdy

     Trevor O. Jones                          Larry W. McCurdy
      Chairman of the Board                    President and Chief Executive
                                              Officer

[LOGO OF ECHLIN INC. APPEARS HERE]

NOTICE OF ANNUAL MEETING OF SHAREOWNERS
TO BE HELD DECEMBER 17, 1997
-------------------------------------------------------------------------------

To the Shareowners of
Echlin Inc.

  Notice is Hereby Given that the Annual Meeting of Shareowners of Echlin Inc. (hereinafter referred to as "the Company"), a Connecticut corporation, has been called and will be held at the Company's offices at 100 Double Beach Road, Branford, Connecticut 06405, on Wednesday, December 17, 1997, at 10:00 A.M., E.S.T., for the purpose of considering and acting upon the following matters:

    1. To elect nine directors of the Company;

    2. To approve the designation by the Company's Board of Directors of Price Waterhouse LLP as independent accountants for the fiscal year ending August 31, 1998;

    3. To transact any and all other business which may lawfully come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on November 5, 1997, as the record date for determining the shareowners of the Company entitled to notice of and to vote at such meeting and any adjournment thereof.

  You are requested to fill in, sign, date and promptly return the enclosed proxy, whether or not you expect to attend the meeting. A self-addressed, stamped envelope is enclosed for your convenience.

                         By Order of the Board of Directors

                                          Jon P. Leckerling
                                           Executive Vice President--
                                           Administration and Corporate
                                           Secretary

November 14, 1997

-------------------------------------------------------------------------------

  PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL ENSURE A QUORUM AT THE ANNUAL MEETING AND SAVE YOUR COMPANY THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

                                  ECHLIN INC.

                             100 DOUBLE BEACH ROAD
                          BRANFORD, CONNECTICUT 06405

                               ----------------

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF SHAREOWNERS

                               DECEMBER 17, 1997

                APPROXIMATE DATE OF MAILING: NOVEMBER 14, 1997

  This Proxy Statement accompanies the Notice of Annual Meeting of Shareowners of Echlin Inc. (herein referred to as "the Company"), a Connecticut corporation, to be held at the Company's offices at 100 Double Beach Road, Branford, Connecticut on Wednesday, December 17, 1997, at 10:00 A.M., E.S.T.

                                    GENERAL

  The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company. The solicitation will be made by mail and the cost will be borne by the Company. Forms of proxies and proxy material may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares. The Company will reimburse such parties for their reasonable expenses incurred in so distributing the Company's proxy materials. Without additional compensation, officers and regular employees of the Company may solicit proxies personally or by mail, telephone or telegraph if proxies are not promptly received. Morrow & Co., Inc. has been retained by the Company to assist in the solicitation of proxies. In this connection, Morrow & Co., Inc. is expecting to receive a fee of approximately $7,000 plus reimbursement of expenses.

  Proxies in the accompanying form received by the Board of Directors will be voted in accordance with the terms and specifications made thereon at the meeting or any adjournment thereof; any such proxy may, however, be revoked at any time before it is voted by notice in writing to the Secretary of the Company, by duly executing a proxy bearing a later date, or by appearing at the meeting and voting in person.

  As of November 5, 1997, the Company had 63,149,304 outstanding shares of Common Stock ($1.00 par value), exclusive of shares held in the Treasury, and only holders of Common Stock of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof. Each share is entitled to one vote. A majority of the votes present in person or by proxy is required for approval of all matters to be considered at the meeting. In certain circumstances, a shareowner will be considered to be present at the Annual Meeting for quorum purposes, but will not be deemed to have voted in the election of directors or in connection with other matters presented for approval at the Annual Meeting. Such circumstances will exist where a shareowner is present but specifically abstains from voting, or where shares are represented at the meeting by a proxy conferring authority to vote on certain matters but not on election of directors or other matters presented for shareowner approval. Under Connecticut law, such abstentions and non-votes have the effect of a vote against the election of management's nominees and against approval of other proposed shareowner action.

  The Board of Directors knows of no business other than that listed in the Notice of Annual Meeting which may be presented at the meeting.

                           1. ELECTION OF DIRECTORS

  The By-Laws provide for not less than three nor more than twelve directors to be elected at the Annual Meeting of Shareowners, each to serve for the ensuing year and until his or her successor is elected and has qualified. The Board of Directors has directed by resolution that the number of directors to be elected at the meeting be fixed at nine. For each of the nine persons nominated for election as a director, the following chart gives his age, the year he first became a director and his business activities during the last five years. All of the nominees are presently members of the Board.

                             DIRECTOR               BUSINESS ACTIVITIES SINCE
          NAME           AGE  SINCE                     SEPTEMBER 1, 1992
          ----           --- --------               -------------------------
John F. Creamer, Jr.....  67   1986   President and sole shareholder of Distribution Mar-
                                       keting Services, Inc., Stamford, Connecticut (mar-
                                       keting consultants to the automotive aftermarket);
                                       President, Automotive Warehouse Distributors Asso-
                                       ciation--AWDA (automotive aftermarket parts trade
                                       association) (1994 to present); Director, R&B Inc.
                                       (automotive fasteners supplier); Vice Chairman of
                                       the Board (through December 31, 1997); member of
                                       the Executive and Corporate Governance Committees
                                       of the Board.
Richard E. Dauch........  55   1997   Chairman, President and Chief Executive Officer,
                                       American Axle & Manufacturing, Inc., Detroit, Mich-
                                       igan (manufacturer of automotive driveline systems,
                                       chassis components and forged products) (1994 to
                                       present); Private Investor (1992-1993); member of
                                       the Audit Committee of the Board.
Milton P. DeVane........  68   1965   Retired; former partner, Tyler Cooper & Alcorn, New
                                       Haven, Connecticut (law firm); Chairman of the Cor-
                                       porate Governance Committee and member of the Au-
                                       dit, Compensation and Management Development and
                                       Executive Committees of the Board.
John E. Echlin, Jr......  62   1964   Retired; former Account Executive, PaineWebber,
                                       Guilford, Connecticut (1983-1989); Chairman of the
                                       Finance Committee and member of the Audit, Corpo-
                                       rate Governance and Executive Committees of the
                                       Board.


Donald C. Jensen........  62   1991   Retired; former Vice Chairman of Ernst & Young (in-
                                       ternational accounting and management consulting
                                       firm) (1981-1990); Chairman of the Audit and the
                                       Compensation and Management Development Committees
                                       and member of the Corporate Governance and Execu-
                                       tive Committees of the Board.

                             DIRECTOR               BUSINESS ACTIVITIES SINCE
          NAME           AGE  SINCE                     SEPTEMBER 1, 1992
          ----           --- --------               -------------------------
Trevor O. Jones.........  67   1991   Chairman and Chief Executive Officer, International
                                       Development Corporation (management consulting
                                       firm); retired Chairman of the Board, President and
                                       Chief Executive Officer, Libbey-Owens Ford Co.
                                       (1987-1994); Non-Executive Chairman of the Board;
                                       Vice Chairman of the Board ( until February 20,
                                       1997); Chairman of the Board and Interim Chief Ex-
                                       ecutive Officer (until March 7, 1997); Chairman of
                                       the Executive Committee, Chairman of the Compensa-
                                       tion and Management Development Committee (until
                                       February 20, 1997) and Chairman of the European Ad-
                                       visory Council of the Board.
Larry W. McCurdy........  62   1997   President and Chief Executive Officer (since March
                                       7, 1997); former Executive Vice President-Opera-
                                       tions, Cooper Industries, Inc. (automotive products
                                       manufacturer) (1994-1997); former President and
                                       Chief Executive Officer, Moog Automotive, Inc. (au-
                                       tomotive products manufacturer) (1985-1994); Direc-
                                       tor, Breed Technologies, Inc. (automotive safety
                                       systems manufacturer), Lear Corporation (automotive
                                       interiors manufacturer), Mohawk Industries Inc.
                                       (broadloom carpet manufacturer).
William P. Nusbaum......  52   1996   Principal, Tricap Investors, Inc. (an investment
                                       partnership); former President, Long Manufacturing
                                       Ltd., a subsidiary of the Company; former President
                                       and Chief Executive Officer of Long Manufacturing
                                       Ltd. (1983-1996) (manufacturer of automotive fluid
                                       coolers); member of the Finance Committee of the
                                       Board.
Jerome G. Rivard........  64   1991   President, Global Technology and Business Develop-
                                       ment, Inc. (technology and manufacturing consul-
                                       tants) (1988 to present); former Vice President and
                                       Group Executive, Bendix Electronics division of Al-
                                       lied-Signal, Inc., (1986-1988); member of the Sci-
                                       entific Advisory Committee of the Board.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  During the fiscal year ended August 31, 1997, there were ten meetings of the Board of Directors (four of which were telephone meetings). Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all Committees of the Board on which the director served.

  The Board of Directors has established the following committees with responsibilities as described:

    The Executive Committee may exercise all powers which the Board of Directors possesses except those powers delineated in the By-Laws including the power to change the Certificate of Incorporation or By-Laws and the power to declare any dividend or other distribution with respect to the stock of the Company. During the fiscal year, seven meetings of the Executive Committee were held. Messrs. Jones (Chairman), Creamer, DeVane, Echlin, Jensen and McCurdy are members of this Committee.

    The Audit Committee reviews the accounting policies and procedures of the Company and the performance of the internal audit staff, monitors compliance with such policies and procedures and makes recommendations thereon to the full Board. The Audit Committee meets with the Company's independent accountants and reviews and approves in advance the scope of the annual audit and other audits and the type and scope of each non-audit professional service rendered by the Company's independent accountants. The Committee also considers the possible effect which rendering such services might have on the independence of such accountants. The Committee recommends to the Board the appointment of independent accountants for ratification by the shareowners at the Annual Meeting. During the fiscal year, five meetings of the Audit Committee were held. Messrs. Jensen (Chairman), Dauch, DeVane, Echlin and Gustafson are members of this Committee.

    The Compensation and Management Development Committee reviews and approves the Company's basic compensation philosophy covering executive officers and senior management employees as well as the competitiveness of the Company's total compensation practices. The Committee reviews and recommends to the Board the compensation package and employee benefits of the President and Chief Executive Officer and any other officers who are also directors. It also reviews and approves base salaries and short-term incentive awards of officers and key management executives, sets performance measures for the Echlin Inc. Performance Unit Plan (see page
  16) and makes recommendations to the Board with respect to the granting of options under the Echlin Inc. 1992 Executive Stock Option Plan. This Committee also reviews and reports to the Board on the status of the Company's organization and succession plans for all key executive positions and the continuity for such positions. During the fiscal year, seven meetings of the Compensation and Management Development Committee were held. Messrs. Jensen (Chairman) and DeVane are members of this Committee.

    The Corporate Governance Committee advises and makes recommendations to the Board on all matters concerning directorships and corporate governance practices, including the structure and membership of all committees of the Board, compensation of directors and the review and recommendation of candidates for election as directors. The Committee will consider shareowner nominations for director sent in accordance with the procedures set forth in the By-Laws to the Corporate Governance Committee, c/o Jon P. Leckerling, Secretary, Echlin Inc., 100 Double Beach Road, Branford, Connecticut 06405. The Committee also reviews and makes recommendations to the Board concerning succession planning for the positions of Chairman of the Board and President and Chief Executive Officer. During the fiscal year, four meetings of the Corporate Governance Committee were held. Messrs. DeVane (Chairman), Creamer, Echlin and Jensen are members of this Committee.

    The Finance Committee reviews periodically the capital structure, financing, dividend and risk management strategies of the Company. The Committee also monitors the performance of management's Investment Advisory Committee and Benefits Committee as to the management and administration of the Company's various defined benefit and defined contribution retirement plans. During the fiscal year, two meetings of the Finance Committee were held. Messrs. Echlin (Chairman) and Nusbaum are members of this Committee.

    The Board established three advisory committees which are being discontinued as Board committees as of December 31, 1997. The Scientific Advisory Committee reviews production and research activities of the various units of the Company and reports on scientific and technological developments with potential impact on the Company's operations. During the fiscal year, four meetings of the Scientific Advisory Committee were held. Phillip S. Myers (Chairman), who is retiring as a director as of the Annual Meeting of Shareowners, and Mr. Rivard are members of this Committee. The Asian Development Advisory Council is a Committee of the Board with membership comprised of experienced business executives who have conducted business over a period of years within various countries in the Asian region, and which assists and advises corporate and Asian-based management and the Board on the conduct and expansion of the Company's business in Asia. During the fiscal year, the Council had one meeting. Dr. Myers serves as Chairman of this Council. The European Advisory Council is comprised of experienced automotive industry executives from various countries within the region and assists and advises corporate and European-based management and the Board on developments and strategic opportunities in Europe. During the fiscal year, the Council had two meetings. Mr. Jones serves as Chairman of this Council.

COMPENSATION OF DIRECTORS

  The annual retainer paid to outside directors is $25,000. Mr. Jones, as Non-Executive Chairman of the Board, received a monthly retainer of $30,000, which is reduced to $25,000 per month for Fiscal Year 1998, in lieu of all other Board and Committee fees and retainers. Mr. Creamer, who will serve as Vice Chairman of the Board until December 31, 1997, received a special retainer of $57,777 for Board service from February 20, 1997 through June 30, 1997 and thereafter received Board fees and retainers at twice the normal rate for service as Vice Chairman ending December 31, 1997. The fee for attendance at each meeting of the Board is $1,200 and $800 is payable for participation in telephone meetings. The standard fee for attendance at each Committee meeting, other than the European Advisory Council and the Asian Development Advisory Council, is $1,000. Chairmen of each Committee, other than the European Advisory Council and the Asian Development Advisory Council are paid an annual retainer of $6,000 and a per meeting fee of $2,000. Scientific Advisory Committee members receive a $3,000 annual retainer. European Advisory Council and Asian Development Advisory Council members receive an annual retainer of $24,000 and each Council's Chairman receives a $36,000 annual retainer.

  Under the 1996 Non-Executive Director Stock Option Plan, directors who are not employees of the Company, annually receive 2,000 options for Board service, 500 options for service as a Board committee chairman, 1,000 options for service on the Executive Committee, 4,000 options for service as Vice Chairman of the Board and 8,000 options for service as Chairman of the Board. The Board also established Non-Executive Director Stock Ownership Guidelines on June 18, 1997 which require outside directors to own Common Stock equal in value to four times the annual retainer. These guidelines are phased in over three years for then current directors and five years for new directors. Options held under the 1996 Non-Executive Director Stock Option Plan do not count as shares held under the guidelines.

  Mr. Creamer is President of Distribution Marketing Services, Inc. Distribution Marketing Services, Inc. provides advice regarding distribution and marketing strategies to various subsidiaries of the Company at a cost in Fiscal Year 1997 of $108,200.

  Dr. Myers provides consulting services to the Company in regard to existing and new technologies within the automotive industry. He was paid a total of $4,289 in Fiscal Year 1997 for these services.

  Mr. Rivard is President of Global Technology and Business Development. Global Technology and Business Development provides consulting services to the Company in regard to patented technologies and business opportunities and was paid a total of $51,581 in Fiscal Year 1997 for these services.

  Mr. DeVane is a former partner in the law firm of Tyler Cooper & Alcorn. Tyler Cooper & Alcorn has been retained by the Company on various legal matters and it is expected that this relationship will continue. Legal fees paid under this arrangement did not exceed five percent of the gross revenues of Tyler Cooper & Alcorn.

RELATED TRANSACTIONS

  In September, 1996, the Company purchased Long Manufacturing Ltd. ("Long") for approximately $173,000,000 from Long's shareholders. Mr. Nusbaum was the principal shareholder of Long, controlling some 40 percent of the shares acquired by the Company. The Company has made a claim for adjustment of the purchase price by approximately $2,000,000 against an escrow provided by the selling shareholders for such contingencies. Mr. Nusbaum is currently a director and nominee for election as a director.

BENEFICIAL OWNERSHIP

  The following table sets forth information as to the only persons known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock:

                NAME AND ADDRESS OF              AMOUNT AND NATURE OF PERCENTAGE
                 BENEFICIAL OWNER                BENEFICIAL OWNERSHIP  OF CLASS
                -------------------              -------------------- ----------
   The Capital Group Companies, Inc.............      6,510,500(1)      10.27%
   333 South Hope Street
   Los Angeles, California 90071
   FMR Corp.....................................      5,175,704(2)       8.35%
   82 Devonshire Street
   Boston, Massachusetts 02109-3614
   Putnam Investments...........................      4,293,482(3)       7.00%
   One Post Office Square
   Boston, Massachusetts 02109
   MacKay-Shields Financial Corporation.........      4,002,530(4)       6.32%
   Investment Advisors
   9 West 57th Street
   New York, New York 10019

--------
  (1) The Capital Group Companies, Inc., through its wholly-owned subsidiaries, including Capital Research and Management Company (acting as an investment advisor), has sole voting power with respect to 1,377,200 shares as reported on Schedule 13G filed with the Securities and Exchange Commission on April 10, 1997.

  (2) FMR Corp., through its wholly-owned subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company (acting as an investment advisor to several investment companies, including Fidelity Magellan Fund), has sole voting power with respect to 754,993 shares and sole dispositive power with respect to 5,175,704 shares as reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 1997.

  (3) Putnam Investments, Inc., through its wholly-owned subsidiaries, Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. (acting as investment advisors), has shared voting power with respect to 126,300 shares and shared dispositive power with respect to 4,293,482 shares as reported on
Schedule 13G filed with the Securities and Exchange Commission on January 27, 1997.

  (4) MacKay-Shields Financial Corporation, Investment Advisors, has shared investment power and shared dispositive power with respect to 4,002,530 shares as reported by the owner on September 15, 1997.

                                                  NUMBER OF SHARES OF
                                                     COMMON STOCK     PERCENTAGE
                      NAME                        BENEFICIALLY OWNED   OF CLASS
                      ----                        ------------------- ----------
John F. Creamer, Jr.(1)..........................    21,750 shares          *
Richard E. Dauch.................................     1,142 shares          *
Milton P. DeVane(2)..............................    13,600 shares          *
John E. Echlin, Jr.(3)...........................   634,392 shares       1.00%
Donald C. Jensen(4)..............................     9,050 shares          *
Trevor O. Jones(5)...............................    23,350 shares          *
Jon P. Leckerling(6).............................    34,729 shares          *
Milton J. Makoski(7).............................    41,395 shares          *
Larry W. McCurdy.................................     3,000 shares          *
William P Nusbaum................................     3,000 shares          *
Joseph A. Onorato(8).............................    40,880 shares          *
Jerome G. Rivard(9)..............................     6,800 shares          *
Edward D. Toole(10)..............................    27,264 shares          *

--------
  *Less than 1 percent of class

  (1) Includes 6,750 shares exercisable within 60 days of November 5, 1997 under the Echlin Inc. 1996 Non-Executive Director Stock Option Plan.

  (2) Includes 12,600 shares exercisable within 60 days of November 5, 1997 under the Echlin Inc. 1996 Non-Executive Director Stock Option Plan.

  (3) Includes 125,200 shares held in an irrevocable charitable foundation of which Mr. Echlin is a trustee with shared voting rights over such shares, 61,907 shares owned by Mrs. John E. Echlin, Jr. and 12,900 shares exercisable within 60 days of November 5, 1997 under the Echlin Inc. 1996 Non-Executive Director Stock Option Plan.

  (4) Shares held indirectly by the Donald C. Jensen Revocable Living Trust dated September 6, 1990. Includes 6,050 shares exercisable within 60 days of November 5, 1997 under the Echlin Inc. 1996 Non-Executive Director Stock Option Plan.

  (5) Includes 10,850 shares exercisable within 60 days of November 5, 1997 under the Echlin Inc. 1996 Non-Executive Director Stock Option Plan.

  (6) Includes 29,729 shares either exercisable currently or within 60 days of November 5, 1997 under the Echlin Inc. 1992 Executive Stock Option Plan or credited to Mr. Leckerling's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

  (7) Includes 35,045 shares either exercisable currently or within 60 days of November 5, 1997 under the Echlin Inc. 1992 Executive Stock Option Plan or credited to Mr. Makoski's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

  (8) Includes 32,780 shares either exercisable currently or within 60 days of November 5, 1997 under the Echlin Inc. 1992 Executive Stock Option Plan or credited to Mr. Onorato's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

  (9) Includes 3,800 shares exercisable within 60 days of November 5, 1997 under the Echlin Inc. 1996 Non-Executive Director Stock Option Plan.

  (10) Includes 22,914 shares either exercisable currently or within 60 days of November 5, 1997 under the Echlin Inc. 1992 Executive Stock Option Plan or credited to Mr. Toole's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

  As of November 5, 1997, the directors and twelve executive officers of the Company (including the Named Executive Officers other than Mr. Mancheski who is neither a director nor executive officer of the Company) as a group owned beneficially 999,929 shares of Common Stock or 1.58 percent thereof. Such shares include 278,770 shares either exercisable currently or within 60 days of November 5, 1997 under the Echlin Inc. 1992 Executive Stock Option Plan and the Echlin Inc. 1996 Non-Executive Director Stock Option Plan or, with respect to officers of the Company, held in their respective accounts in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

GENERAL

  Shares of Common Stock of the Company covered by proxies in the accompanying form of proxy will be voted for the election of directors of each of the nine proposed nominees named above, unless the shareowner votes otherwise. The Board of Directors is unaware of any reasons why any of the nominees would be unable or unwilling to serve, if elected. In the event that, for any reason, one or more of such nominees is unable or unwilling to serve, the persons named in the proxies or their substitutes shall have authority to vote or refrain from voting in their discretion for other individuals as directors in lieu of such nominees.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than ten percent of Echlin's common stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. SEC regulations require that the Company be furnished with a copy of these reports. Based on its review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that all applicable
Section 16(a) reporting requirements have been met.

EXECUTIVE COMPENSATION

             REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT
                      COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation and Management Development Committee is composed entirely of independent, non-employee directors of the Company. Among other duties, the Committee reviews and approves the Company's basic compensation philosophy and is responsible for reviewing the design and administration of the Company's annual and long-term compensation plans. The Committee also reviews and recommends to the Board the compensation package and employee benefits for the President and Chief Executive Officer and reviews and approves all compensation which is paid to the Company's executive officers and key management executives.

  The Company's executive compensation philosophy is to maintain a compensation program which attracts and retains the management talent required to excel in a demanding competitive environment and which rewards the enhancement of shareholder value. In Fiscal Year 1997, the Company retained independent compensation consultants to evaluate the competitiveness of the Company's total compensation program against various peer groupings. Among the program features considered were individual compensation for key management positions, the relationship of salary to annual and long-term incentive programs and the historical effectiveness of the Company's incentive plan. The competitive assessment covered the companies included in the peer group (see page 12) as well as other companies in the automotive and other industries with which the Company competes for executive talent. The result of this evaluation has been a realignment for Fiscal Year 1998 of the elements of the total compensation program--base salary, short-term incentive, and long-term incentive (performance unit awards and stock options)--to link more firmly business unit results and performance to rewards and each individual manager's compensation to shareholder value. Specifically, the Committee approved changes in selected base salaries to be phased in over a two to three-year period to bring certain employees to competitive pay levels, modification of the short-term incentive plan performance measures and modification of the long-term incentive plan to de-emphasize performance unit awards and to increase stock option awards. For both the short-term and long-term incentive plans, the percentage of target performance level that must be achieved to qualify for any payment was increased while the maximum payouts were also raised for exemplary performance against those targets. The Committee believes these changes will provide a more effective compensation program designed to motivate and reward contribution to the Company's business mission and to enhance shareowner value. These compensation program changes for Fiscal Year 1998 are, however, thought to be transitional in nature because the Company, with periodic review by the Committee, has undertaken a process for the implementation in Fiscal Year 1999 of a new incentive approach based on economic value added concepts.

  BASE SALARY AND SHORT-TERM (ANNUAL) COMPENSATION: The short-term cash compensation of key executives consists of a base salary and the opportunity for a cash bonus. For each executive, a potential cash compensation level is established and periodically adjusted, at the market median total annual cash compensation of similar job positions and responsibilities reported in various surveys and peer groupings used by the Committee to assess competitiveness (the "Market Median"). Total cash compensation for a position is divided between base salary and annual cash bonus based on competitive practices and, for Fiscal Year 1998, will be weighted more heavily toward the cash bonus segment. Consistent with market practices, target annual cash bonuses for Fiscal Year 1997, as percentage of total cash compensation, were set at a range from 50 percent for the Company's Chief Executive Officer to 15 percent for the least senior executive eligible for a cash bonus. The actual base salary and annual cash bonus of an executive depends upon individual factors described below:

    Salaries: Salaries for Fiscal Year 1997 in aggregate were targeted at the Market Median while salaries for Fiscal Year 1998 will be targeted at slightly below the Market Median. Each executive's annual salary further relates to this Market Median based on the executive's individual performance and contributions to business success, relevant experience and demonstrated capabilities in fulfilling the requirements of the position.

    Annual Incentives: Executives may earn a percentage of their targeted annual bonus based on their individual performance and the performance of the Company or their business unit. For all participants including the Named Executive Officers other than Mr. Jones, the performance factors for Fiscal Year 1997 were Company or operating business unit net income, cash flow and the percentage of customer orders filled on a timely basis against objectives set at the beginning of the year. For Fiscal Year 1998, the performance factors were altered to be net cash flow against plan, year-over-year increase in net income and, to a lesser extent, net income against plan. Subject to adjustment by the Committee, actual awards may range from zero to 144 percent of the target award based on individual performance and the degree to which performance factors were over- or under-achieved.

  LONG-TERM INCENTIVE COMPENSATION: The long-term incentive program is designed to link the common interests of the executive officers and the Company's shareowners in maximizing long-term shareowner value. The program consists of stock options and performance units that are based on earnings per share ("EPS") growth over a three-year cycle. The combined value of stock options and performance units granted to each executive is based on the Market Median of long-term incentives. For Fiscal Year 1997, two-thirds of the value of an executive's long-term award is anticipated to be paid in performance units with the remainder in stock options. For Fiscal Year 1998, two-thirds of the projected value will be in stock options with the remainder in performance units. Performance units are valued for purposes of the grant upon the basis of the targeted EPS over the three-year performance period using a target compound rate of EPS growth over that period which is set at the start of each three-year period by the Committee. Performance unit awards awarded for Fiscal Year 1997 will be paid in cash. Payouts for Fiscal Years 1995 and 1996 will be paid 60 percent in cash and 40 percent in Common Stock. Stock options are granted at 100 percent of the fair market value of the underlying stock on the date of grant, may not be exercised until one year later and must be exercised within ten years of the date of grant. The number of stock options granted is based upon the anticipated increase in share value which could result from achievement of target EPS growth times the Company's historical EPS multiple.

  STOCK OWNERSHIP GUIDELINES: The Company has established Executive Stock Ownership Guidelines (the "Guidelines") covering approximately fifteen key executives. This share ownership program is designed to assure a direct relationship between senior management and shareowner interests. Under the Guidelines after a graduated phase-in period, these key executives will be asked to own between one to six times their salary grade midpoint in Common Stock. The Guidelines for the President and Chief Executive Officer and the four other Named Executive Officers (see page 13) are six and one times the salary grade midpoints respectively. Mr. Jones, as Non-Executive Chairman, is not covered by the Guidelines. The Company also provides a competitive package of employee benefits.

  IRC SECTION 162(M) POLICY: Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") places a limit of $1,000,000 on the amount of compensation that may be deducted by the

Company in any year with respect to certain of the Company's highest paid executives. Certain performance-based compensation that has been approved by shareowners and meets other requirements of the Code is not subject to the deduction limit. The Echlin Inc. Performance Unit Plan which was approved by the shareowners in 1994 and the Echlin Inc. 1992 Executive Stock Option Plan which was approved by the shareowners in 1992 are contemplated to be exempt from the deduction limit. In addition to the exemption provided these long-term compensation plans, the Company may require its highest paid executives to defer compensation over the limit of $1,000,000 under the Company's 1976 Deferred Compensation Plan. However, the Board of Directors may from time to time pay compensation to its executive officers that may not be deductible when that is deemed in the best interest of shareowners.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER: Fiscal Year 1997 was a year of transition in the position of Chief Executive Officer for the Company. After thirty-four years of service, Frederick J. Mancheski elected to retire on February 20, 1997 and leave the Board June 18, 1997. Mr. Mancheski's compensation consisted entirely of base salary set against the Market Median at the beginning of the fiscal year and his supplemental retirement benefits paid in accordance with the Supplemental Executive Retirement Plan and the Supplemental Senior Executive Retirement Plan (see page 18).

  The Board turned to Mr. Jones, who had had an expanded Board role serving as Vice Chairman, to serve as Chairman and Interim Chief Executive Officer for an undetermined length of time as the Board continued its Chief Executive Officer succession search. Recognizing the uncertain length of time Mr. Jones would be required to serve, the Committee decided that Mr. Jones would not participate under the annual incentive plan, performance unit plan, retirement plan or other executive benefit programs but instead recommended a monthly cash compensation of $150,000 set at the approximate rate of Mr. Mancheski's total compensation for Fiscal Year 1996. It also recommended and the Board authorized the grant of 100,000 stock options under the Echlin Inc. 1992 Executive Stock Option Plan established as a one-time grant of sufficient size to provide an incentive to Mr. Jones linked directly to future shareowner value. The Committee set Mr. Jones' compensation in lieu of all normal Board fees and retainers and established that this compensation would continue for a three-month transition period after a new Chief Executive Officer was hired.

  In early March, 1997, the Company was fortunate to have Mr. McCurdy, a highly respected and experienced industry executive who had served as President and Chief Operating Officer of the Company in the 1980s, join the Company as President and Chief Executive Officer. During negotiations with Mr. McCurdy regarding his joining the Company and utilizing as a baseline the Market Median, the Committee set Mr. McCurdy's salary at $600,000 with a minimum cash bonus of $300,000 for the six-month period of Fiscal Year 1997 that he would be employed by the Company. The Committee also evaluated Mr. McCurdy's unvested long-term compensation awards which he forfeited on leaving his prior employment to join the Company at $3,000,000 and agreed to allow Mr. McCurdy to defer that payment under the Company's 1976 Deferred Compensation Plan. In lieu of any participation in the Performance Unit Plan for Fiscal Year 1997, the Committee authorized the payment to Mr. McCurdy of $200,000. It also recommended to the Board the grant of 100,000 stock options under the Echlin Inc. 1992 Executive Stock Option Plan. The size of this award was set in relation to competitive practices within the Median Market Group to provide incentive linked to improvement in future shareowner value.

                                          Donald C. Jensen, Chairman
                                          Milton P. DeVane
November 14, 1997

                       FIVE-YEAR PERFORMANCE COMPARISON

  The graph below provides a comparison of Echlin cumulative total shareowner return with the Standard & Poor's 500 Composite Stock Index and a Peer Group Composite Index for the five-year period commencing September 1, 1992 and ending August 31, 1997.



                          [LINE GRAPH APPEARS HERE]

                Comparison of Five Year Cumulative Total Return
               Echlin Inc., Industry Peer Group and the S&P 500

--------------------------------------------------------------------------------
Index Data             Sep92     Aug93     Aug94     Aug95     Aug96     Aug97
--------------------------------------------------------------------------------
Echlin Inc            $100.00    $158      $178      $204      $185      $231
--------------------------------------------------------------------------------
S&P 500               $100.00    $115      $122      $148      $175      $246
--------------------------------------------------------------------------------
Industry Peer Index   $100.00    $146      $148      $149      $153      $256
--------------------------------------------------------------------------------


  (a) Assumes $100 invested on September 1, 1992 in Echlin Inc., Standard & Poor's 500 Stock Index (the Company is a member of the Standard & Poor's 500 and its individual shareholder return was included in calculating the Standard & Poor's 500 results set forth in this performance graph) and a Peer Group Composite Index comprised of Arvin Industries, Dana Corporation, Federal-Mogul Corp., Standard Motor Products Inc. and SPX Corp.

  Total return assumes reinvestment of dividends.

  In constructing the Peer Group Composite Index (Peer Index) for use in the performance above, the Committee's criteria for selection were publicly held companies (weighted in accordance with each such company's stock market capitalization as measured at the beginning of each fiscal year period and including reinvestment of dividends) that were both manufacturing companies and that compete with the Company in the automotive parts industry.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation and Management Development Committee during Fiscal Year 1997 were Donald C. Jensen (Chairman), Milton P. DeVane and Trevor
O. Jones until his election as Chairman and Interim Chief Executive Officer in February, 1997. All Committee members are outside directors and no Committee member has ever been an officer or employee of the Company or any of its subsidiaries.

SUMMARY COMPENSATION TABLE

  The following table summarizes the annual and long-term compensation for services to the Company for Fiscal Years 1997, 1996 and 1995 paid to the executives serving as Chief Executive Officer during Fiscal Year 1997 and to each of the four other most highly compensated officers of the Company at August 31, 1997 (such officers being referred to as the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                           ----------------------------------    ----------------------------
                                                                    AWARDS        PAYOUTS
                                                                 ------------- --------------
                                                      OTHER
                                                     ANNUAL
                                                    COMPENSA-     SECURITIES     LONG-TERM       ALL OTHER
        NAME AND                SALARY     BONUS(A)  TION(B)      UNDERLYING   INCENTIVE PLAN COMPENSATION(E)
   PRINCIPAL POSITION      YEAR   ($)        ($)       ($)       OPTIONS(#)(C) PAYOUTS($)(D)        ($)
   ------------------      ---- -------    -------- ---------    ------------- -------------- ---------------
L.W. McCurdy (*).........  1997 283,330    300,000  3,200,000(1)    100,000              0              0
 President and Chief
 Executive Officer
T.O. Jones (**) .........  1997 869,900(2)       0         --       110,850(3)           0              0
 Chairman and Interim
 Chief Executive Officer
F.J. Mancheski (***).....  1997 360,577          0         --        12,975              0        248,600(4)
 Chairman and Chief        1996 700,000    264,000      1,446(5)    500,000        788,163            900
 Executive Officer         1995 625,000    600,000         --        57,000      1,702,575          2,610
 (retired)
J.P. Leckerling..........  1997 202,500     58,300         --         1,700        100,775          1,146
 Executive Vice President  1996 172,500     34,700        131(5)      3,000         72,443          1,445
 --Administration, Gen-    1995 164,000     65,000         --         6,300        192,465          2,612
 eral
 Counsel and Corporate
 Secretary
J.A. Onorato.............  1997 184,000     53,700         --         1,775        100,775          1,148
 Vice President and        1996 152,500     37,200         --         3,000         72,443          1,538
 Chief Financial Officer.  1995 145,000     65,000         --         6,300        192,465          2,610
M.J. Makoski.............  1997 178,000     38,200         --         1,700        100,775          1,046
 Vice President--Human     1996 164,100     34,700         --         3,000         79,770          1,445
 Resources                 1995 157,000     65,000         --         6,300        211,995          2,612
E.D. Toole...............  1997 158,200     32,300         --         1,250         52,473            938
 Vice President, Associ-
 ate                       1996 150,700     32,700         --         1,400         47,282          1,608
 General Counsel and       1995 143,500     39,200         --         2,050        131,040          2,624
 Assistant Secretary

--------
*  Mr. McCurdy was elected President and Chief Executive Officer on March 7,
   1997.
** Mr. Jones was elected Chairman and Interim Chief Executive Officer on
   February 20, 1997. He became Non-Executive Chairman upon the election of Mr. McCurdy as President and Chief Executive Officer.
*** Mr. Mancheski retired as Chairman and Chief Executive Officer on February
    20, 1997.

                                   FOOTNOTES

  (a) Annual bonuses received under the Company's Executive Bonus Plan are reported in the year earned, although paid in the subsequent year.
  (b) Except as noted, no amounts of "Other Annual Compensation" were paid to each Named Executive Officer, except for perquisites and other personal benefits, securities or properties which for each executive officer did not exceed the lesser of $50,000 or 10% of such individual's salary plus bonus.
  (c) Options may have stock appreciation rights attached in accordance with the provisions of the Change in Control Severance Policy described below (see page 19).
  (d) Long-term incentive payouts received for three-year performance periods under the Company's Performance Unit Plan are reported in the last year of the performance period during which they were earned, although paid in the subsequent year. Performance unit payouts may be accelerated in accordance with the provisions with the Change in Control Severance Policy described below (see page 19).
  (e) Except as noted, the Company contribution under the Echlin Inc. Incentive and Savings Investment Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code).

  (1) Includes amount awarded to Mr. McCurdy to replace unvested long-term compensation benefits forfeited with his prior employer when he joined the Company as President and Chief Executive Officer in March, 1997 which was deferred by Mr. McCurdy under the Company's 1976 Deferred Compensation Plan until the year 2001 and thereafter and $200,000 paid in lieu of Mr. McCurdy's participation in the Performance Unit Plan during Fiscal Year 1997.
  (2) Includes $179,900 in Board fees earned by Mr. Jones from September 1, 1996 through February 20, 1997; $630,000 in Chairman and Interim Chief Executive Officer's fees paid February 20, 1997 through June 30, 1997; and $60,000 Non-Executive Chairman's fees paid July 1, 1997 through August 31, 1997.
  (3) Includes 100,000 options granted in March, 1997 under the Echlin Inc. 1992 Executive Stock Option Plan when Mr. Jones became Chairman of the Board and Interim Chief Executive Officer and 10,850 options granted in December, 1996 under the 1996 Non-Executive Director Stock Option Plan.
  ( 4) Includes $247,000 paid to Mr. Mancheski under the Supplemental Executive Retirement Plan and the Supplemental Senior Executive Retirement Plan.
  (5) Under the Company's 1976 Deferred Compensation Plan, as amended, directors can defer up to 100 percent of their directors' fees and designated officers and key executives can defer up to 25 percent of their salary and bonus and up to 100 percent of their performance unit plan award payment each year. Interest is accrued on deferred accounts at the greater of the average rate of interest paid by the Company on its commercial paper borrowings or the Company's return on assets. The amount shown is the interest accrued on deferred compensation accounts equal to the Company's return on assets but in excess of 120 percent of the Federal long-term interest rate on December 31, 1995 (5.982 percent).

OPTION SAR GRANTS IN FISCAL YEAR 1997

  Shown below is further information on grants of stock options pursuant to the Company's 1992 Executive Stock Option Plan, and in the case of Mr. Jones, options granted under the Echlin Inc. 1996 Non-Executive Director Stock Option Plan during the fiscal year ended August 31, 1997 to the Named Executive Officers. Such grants are reflected in the Summary Compensation Table on page 13:

                         OPTION/SAR GRANTS IN FY 1997
                         AND FY 1997 GRANT DATE VALUE

                                      INDIVIDUAL GRANTS               GRANT DATE VALUE
                         ------------------------------------------- -------------------
                                   % OF TOTAL                            GRANT DATE
                                    OPTIONS                          (DECEMBER 18, 1996,
                         OPTIONS   GRANTED TO   EXERCISE              MARCH 7, 1997 AND
                         GRANTED   EMPLOYEES      PRICE   EXPIRATION DECEMBER 20, 1996)
NAME                     (#)(A)  IN FISCAL YEAR ($/SH)(B)  DATE (C)  PRESENT VALUE $(D)
----                     ------- -------------- --------- ---------- -------------------
Larry W. McCurdy........ 100,000    29.2453      34.8750    3/07/07       1,100,000
Trevor O. Jones......... 10,850*     3.1731      31.1250   12/20/06         108,066
                         100,000    29.2453      34.8750    3/07/07       1,100,000
Frederick J. Mancheski..  12,975     3.7945      30.7500   12/18/06         127,674
Jon P. Leckerling.......   1,700      .4971      30.7500   12/18/06          16,728
Milton J. Makoski.......   1,700      .4971      30.7500   12/18/06          16,728
Joseph A. Onorato.......   1,775      .5191      30.7500   12/18/06          17,466
Edward D. Toole.........   1,250      .3655      30.7500   12/18/06          12,300

--------
*   1996 Non-Executive Director Stock Option Plan.
(a) No stock appreciation rights ("SAR") were granted in Fiscal Year 1997.
(b) The exercise price is based on the fair market value of the Company's common stock on the date of the grant of the option.
(c) Options may be exercised during a period that begins one year after the date of grant and ends ten years after the date of the grant of the option.
(d) Valuation based on Black-Scholes option pricing model. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The value calculations for the options listed above are based on the following assumptions for the December 18, 1996 and December 20, 1996 stock option grants: interest rate of 6.3%; annual dividend yield of 2.6%; and volatility as measured by the standard deviation of .212. For the March 7, 1997 stock option grant, the assumptions were: interest rate of 6.42%; annual dividend yield of 2.6% and volatility as measured by the standard deviation of .207.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1997 AND FISCAL YEAR-END OPTION
VALUE

  Shown below is information with respect to options exercised by the Named Executive Officers during Fiscal Year 1997 and unexercised options to purchase the Company's Common Stock granted in Fiscal Year 1997 and prior years under the Echlin Inc. 1992 Executive Stock Option Plan to the Named Executive Officers and held by them as of August 31, 1997.

                  AGGREGATED OPTION/SAR EXERCISES IN FY 1997
                    AND FY 1997 YEAR END OPTION/SAR VALUES

                                                                              VALUE OF
                                                            NUMBER OF       UNEXERCISED
                                                           UNEXERCISED      IN-THE-MONEY
                                                           OPTIONS AT        OPTIONS AT
                                                           FY-END (#)      FY-END ($) (B)
                         SHARES ACQUIRED      VALUE       EXERCISABLE/      EXERCISABLE/
   NAME                  ON EXERCISE (#) REALIZED ($)(A)  UNEXERCISABLE    UNEXERCISABLE
   ----                  --------------- --------------- --------------- ------------------
Larry W. McCurdy........          0                0           0/100,000          0/218,750
Trevor O. Jones.........          0                0           0/110,850          0/283,171
Frederick J. Mancheski..     23,175          312,862     523,465/ 12,975  9,009,710/ 81,904
Jon P. Leckerling.......      1,425           29,450      27,700/  1,700    338,612/ 10,731
Milton J. Makoski.......      1,375           18,562      34,720/  1,700    491,270/ 10,731
Joseph A. Onorato.......      1,625           21,734      31,140/  1,775    426,027/ 11,204
Edward D. Toole.........      4,350           66,815      21,045/  1,250    345,321/  7,890

--------
  (a) The Value Realized is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.
  (b) Represents the fair market value as of August 29, 1997 ($37.0625 per share closing stock price) of the option shares less the exercise price of the options.

PERFORMANCE UNIT PLAN

  The Company sponsors a long-term incentive plan known as the Performance Unit Plan for certain key employees of the Company, including the Named Executive Officers other than Mr. Jones, whose responsibilities and job performance can have an impact upon the growth and performance of the Company. At the beginning of each fiscal year, the Compensation and Management Development Committee of the Board, no member of which is a participant under the plan, may award performance units for a forward three-year cycle period to eligible employees.

  The target value for each participant is based on a percentage of benchmark total compensation of executives with similar positions and responsibilities at the Market Median Group. The targeted percentage of total compensation attributable to performance units for the Named Executive Officers varied for Fiscal Year 1997 from 56 percent for Mr. Mancheski, who was serving as Chief Executive Officer at the time of the grant, to 30 percent for Mr. Toole. The actual number of performance units awarded depends on the then current performance rating for the individual and his or her business unit and a target compounded, annual growth rate in earnings per share over the three-year cycle as established by the Compensation and Management Development Committee. The value of each unit will equal the actual earnings per share of the Company's Common Stock over the three-year performance period multiplied by a factor based upon the compounded annual growth rate in earnings per share over such three-year period. The value of each unit will be zero if the actual compounded earnings per share growth rate over the three-year period is less than one-half the targeted growth rate and will be increased by a factor of two if the targeted growth rate is exceeded by 50 percent. The value of a performance unit cannot be determined and does not vest in the participant until the end of the three-year period following the fiscal year in which the performance unit was granted, when the actual earnings per share and compound growth rate can be computed.

  The following table shows estimated future threshold, target and maximum payouts for performance unit awards made during Fiscal Year 1997.

                 LONG-TERM INCENTIVE PLANS--FISCAL 1997 AWARDS

                                                    ESTIMATED FUTURE PAYOUTS
                                                     UNDER NON-STOCK PRICE-
                                                           BASED PLANS
                                                  ------------------------------
                                     PERFORMANCE
                                    PERIOD UNTIL
                          NUMBER OF MATURATION OR THRESHOLD  TARGET     MAXIMUM
          NAME            UNITS (#)  PAYOUT (A)    ($) (B)   ($) (C)    ($) (D)
          ----            --------- ------------- --------- ---------  ---------
Larry W. McCurdy........         0
Trevor O. Jones.........         0
Frederick J. Mancheski..    44,750     8/31/99      13,276*    60,189*   136,786*
Jon P. Leckerling.......     5,825     8/31/99      10,369     47,008    106,831
Milton J. Makoski.......     5,825     8/31/99      10,369     47,008    106,831
Joseph A. Onorato.......     6,100     8/31/99      10,858     49,227    111,874
Edward D. Toole.........     4,300     8/31/99       7,654     34,701     78,862
All Executive Officers
 as a group (12) includ-
 ing those above........    86,325     8/31/99      87,279    395,697    899,271
All employees who are
 not Executive Officers,
 as a group.............   526,100     8/31/99     870,078  3,944,682  8,964,744

--------
  * Mr. Mancheski, having retired after only six months of the thirty-six month long-term incentive cycle, is only eligible for one-sixth of the future payout. The reduced estimated future payout is, therefore, shown.
  (a) Performance Unit payouts may be accelerated as a result of a change in control and the value of such units would then be determined in accordance with the provisions of the Change in Control Severance Policy described below (see page 19).
  (b) The threshold amount will be earned if 50 percent of the target compounded growth rate of earnings per share over the three year cycle is achieved.
  (c) The target amount will be earned if 100 percent of the target compounded growth rate of earnings per share over the three year cycle is achieved.
  (d) The maximum amount will be earned if 150 percent of the target compounded growth rate of earnings per share over the three year cycle is achieved.

PENSION PLANS

  The Company maintains a noncontributory Pension Plan for Echlin Inc. Employees (the "Plan") which includes, among the participants, the Named Executive Officers of the Company other than Mr. Jones. A director who is not also an employee is ineligible to participate. The Plan provides that a participant who retires with 30 years of service will receive a pension of 26 percent of final average earnings up to the Average Social Security Covered Compensation plus 44 percent of final average earnings in excess of such Average Social Security Compensation. Final average earnings is based upon cash compensation (comprised of base salary and annual bonus) computed as of the highest five consecutive calendar years of the participant's final ten calendar years of service preceding his or her termination date. Normal retirement occurs at the later of age 65 or completion of five years of service. Participants vest in pension benefits after five years of service or, if the Board of Directors declares a qualifying change in control event (as defined below under the Change In Control Severance Policy), on the date of a change in control of Echlin Inc. In addition, employees receiving lump sum payments under the Change In Control Severance Policy receive credit for years of service equivalent to the period of time associated with their lump sum payment. The Company has also put into effect two supplemental executive retirement plans. The Code limits both the annual pension which may be paid by an employer from plans which are qualified under the Code for federal income tax purposes and the maximum amount of earnings utilized to compute benefits under such plans. The Supplemental Executive Retirement Plan ("SERP") was established by the Board of Directors to provide designated executive employees with the benefits they would have received under the Pension Plan for Echlin Inc. Employees but for the limitations imposed by the Code. All Named Executive Officers other than Mr. Jones participate under the SERP. The second plan, the Supplemental Senior Executive Retirement Plan ("SSERP"), was established by the Board of Directors to provide designated senior executive employees with a benefit increasing the Plan benefit from 44 percent of final average earnings in excess of the Average Social Security Covered
Compensation to 60 percent of such final average earnings. Mr. Mancheski is currently the only participant under the SSERP.

  The following illustrative table provides the total annual pension benefits under various years of credited service assuming retirement in 1997 at age 65.

  Illustrative total annual benefits from both the Echlin Inc. Pension Plan and the SERP:

                                                    YEARS OF SERVICE AT AGE 65
                                                  -------------------------------
FINAL AVERAGE
   EARNINGS                                         15      20      25      30
-------------                                     ------- ------- ------- -------
  $  100,000.....................................  19,363  25,817  32,271  38,725
     200,000.....................................  41,363  55,150  68,938  82,725
     400,000.....................................  85,363 113,817 142,271 170,725
     600,000..................................... 129,363 172,484 215,604 258,725
     800,000..................................... 173,363 231,150 288,938 346,725
   1,000,000..................................... 217,363 289,817 362,271 434,725
   1,200,000..................................... 261,363 348,484 435,604 522,725

  The current covered five-year compensation average and the current years of credited service for the Named Executive Officers are as follows: Larry W. McCurdy,(not yet eligible) $0.00 and 1 year; Jon P. Leckerling, $212,580 and 7 years; Milton J. Makoski, $206,907 and 11 years; Joseph A. Onorato, $193,660 and 16 years; Edward D. Toole, $180,577 and 11 years and Frederick J. Mancheski, $1,041,633 and 34 years. Mr. Jones is not a participant under any of the Company's pension or retirement plans. In addition to the benefit shown in the table above, Mr. Mancheski's annual benefit from the SSERP is $164,080.

CERTAIN TRANSACTIONS

Change in Control Severance Policy

  The Company has established a Change In Control Severance Policy covering some 350 designated employees of Echlin Inc. and its domestic U.S. subsidiaries, including the Named Executive Officers. A "change in control" event of Echlin Inc. is defined as: (i) more than 30 percent of Echlin's outstanding Common Stock being beneficially held or acquired by any person or entity; (ii) more than 20 percent of Echlin's outstanding Common Stock being purchased pursuant to a tender or exchange offer; (iii) Echlin Inc. merging or consolidating with or selling substantially all of its assets to another entity and Echlin Inc. not being the surviving corporation; or (iv) during any two year period, a majority of individuals who are Directors of Echlin Inc. at the beginning of the period ceasing to be Directors by the end of the period, unless the nomination of each new Director is approved by a two-thirds majority of those who are Directors at the beginning of the period. The Board of Directors must declare whether such an event qualifies as a change in control event under the Echlin Inc. Change In Control Severance Policy.

  Employees covered by the policy receive special severance benefits if, within two years after a qualified change in control, the employee terminates for "good reason" because (i) there has been an adverse change in the employee's duties, responsibilities, title, position, compensation, benefits or general status; (ii) the employee is required to relocate to a place of business more than 50 miles from the location where the employee works at the time of the change in control; (iii) the employee is terminated for reasons other than for cause; or (iv) for Echlin Inc. corporate officers, including the Named Executive Officers other than Mr. Jones and Mr. Mancheski who is presently retired, the employee elects to terminate his or her employment during the 30-day period commencing one year after the change in control.

  Severance benefits are payable within 30 days of termination and consist of a lump sum payment equivalent to the sum of the higher of the employee's annual base salary and most recent executive bonus, if applicable, either as of the date of the change in control or the date of the termination for a period varying from 7.5 months to 36 months depending upon the employee's employment level. The Named Executive Officers other than Mr. Jones and Mr. Mancheski who is presently retired, qualify for the payment equivalent to 36 months. Employees covered by the policy continue to receive other benefits such as medical insurance for a period equivalent to the period associated with their severance payment. The policy also provides that all outstanding performance units under the Company's long-term incentive plan immediately vest on the date of the change in control. Performance units are valued at 100 percent of their original targeted value multiplied by a fraction representing the number of months lapsed in the three-year vesting cycle. Further, if the Board of Directors declares a qualifying change in control event, all options will be deemed to have stock appreciation rights attached. In some cases, such severance payments are increased to compensate for any excise taxes resulting from the payment and any other benefits extended based upon the change in control.

  If a covered employee's employment ends after a change in control because of death, disability or for cause, or if the employee voluntarily terminates employment, other than as provided in the severance policy, the employee will get no special severance benefits.

  The Company has also authorized the establishment of a grantor trust with a trust company for the purpose of paying amounts due under the 1976 Deferred Compensation Plan and the SERP and SSERP described above (see page 18).

            2. SELECTION OF INDEPENDENT ACCOUNTANTS OF THE COMPANY

  The Board of Directors of the Company has designated Price Waterhouse LLP, as independent accountants of the Company for the fiscal year ending August 31, 1998, subject to shareowner approval. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

  For the fiscal year ended August 31, 1997, Price Waterhouse LLP examined the Company's annual consolidated statements, reviewed quarterly reports and filings with the SEC and rendered various other services in connection with the audit.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS.

                               3. OTHER MATTERS

  The Board of Directors knows of no other business which may come before the meeting or any adjournment thereof. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that the person or persons voting the proxies will vote them in accordance with their best judgment.

                DEADLINE FOR SUBMISSION OF SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the next Annual Meeting must be received by the Secretary, Echlin Inc., 100 Double Beach Road, Branford, Connecticut 06405 no later than July 17, 1998.

                                 ANNUAL REPORT

  The Company's Annual Report for the fiscal year ended August 31, 1997 is mailed to shareowners of record herewith. The Annual Report is not part of this Proxy Statement.

  UPON WRITTEN REQUEST OF ANY PERSON SOLICITED HEREUNDER, THE COMPANY UNDERTAKES TO PROVIDE TO SUCH PERSON, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1997. THE FORM 10-K MAY BE OBTAINED BY WRITING TO THE SECRETARY, ECHLIN INC., 100 DOUBLE BEACH ROAD, BRANFORD, CONNECTICUT 06405.

                                     The Board of Directors

                                     By: Jon P. Leckerling
                                         Executive Vice President--
                                         Administration and Corporate
                                         Secretary

Date: November 14, 1997

                                                                  1250 - PS - 97

                              DETACH HERE                               ECH F
                                  ECHLIN INC.

             PROXY-ANNUAL MEETING OF SHAREOWNERS-DECEMBER 17, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Larry W. McCurdy, Milton P. DeVane and Jon
P. Leckerling, and any one of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of ECHLIN INC. held of record by the undersigned on November 5, 1997, at the annual meeting of shareowners to be held at the office of the Company at 100 Double Beach Road, Branford, CT 06405 on Wednesday, December 17, 1997 at 10:00 A.M., E.S.T. and at any and all adjournments thereof.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareowners and the Proxy Statement, each dated November 14, 1997.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREOWNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


                                                          -------------
         CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                               SIDE
                                                          -------------
                                     PROXY

[X]  Please mark
     votes as in
     this example


1.   ELECTION OF DIRECTORS

     Nominees: J. F. Creamer, Jr., R. E. Dauch, M. P. DeVane,
               J. E. Echlin, Jr., D. C. Jensen, T. O. Jones,
               L. W. McCurdy, W. P. Nusbaum, J. G. Rivard


                [_] FOR all           [_]  WITHHOLD AUTHORITY
                    nominees                to vote as to all
                    listed                  nominees listed
                     above                       above

     [_]
        ---------------------------------------
        For all nominees except as noted above



2.   APPROVE the appointment of           FOR      AGAINST     ABSTAIN
     independent accountants for          [_]        [_]         [_]
     the Company.



3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [_]

Please date and sign exactly as name appears on this Proxy. Joint owners should both sign. Executors, administrators, trustees, etc. should so indicate when signing. Corporations should show full corporate name and title of signing officer.



Signature:                                     Date:
            --------------------------------         ------------------------

Signature:                                     Date:
            --------------------------------         ------------------------